Exhibit 14

Illini Corporation

Code of Ethics

January 1, 2005

Table of Contents

I.	Conflict of Interest and How to Avoid It

II.

Holding Another Job Outside Illini Corporation

III.	Using Bank Property for Your Personal Use

IV.	The Consequences of Stealing or Breaking the Law

V.	Your Obligation to Keep Things Confidential

VI.	Your Involvement in the Community, Politics, and Other Businesses

VII.	Managing your Personal Finances Ethically

VIII.	Rules about Borrowing and Lending Money

IX.	Conducting Yourself on and off the Job

X.	Making the Workplace Free from Offense or Discrimination

Earning the trust and confidence of our customers, investors and fellow employees is a responsibility each of us shares.  That means every director, officer and employee has an obligation to comply with our Code of Ethics and with laws and regulations which apply to us and our industry.

The Code of Ethics is a set of general principles, and, therefore, must be used together with your good judgment.

If ever you are unsure about whether you are properly following the Code, or if a rule is unclear or ambiguous, you are urged to consult with your manager or with the Human Resource Manager.

Take responsibility for making sure those around you follow the Code of Ethics, too.  If you believe a director, fellow employee or manager is violating the Code, you must report it.  Discuss it with your manager or with the Human Resource Manager.  Doing so should not be considered an act of disloyalty, but an action which shows your sense of responsibility and fairness to other employees, our customers and shareholders.  You also help safeguard the reputation and the assets of Illini Corporation.

Failure to follow the Code of Ethics may result in disciplinary action, including removal from official position, termination of employment and prosecution.

I.              Conflict of Interest and How to Avoid It

A “conflict of interest” occurs in any situation in which you aren’t able to remain impartial or maintain objectivity in choosing between the interests of your company and the interest of yourself or others.

A conflict of interest also takes place when you or a member of your immediate family can benefit, directly or indirectly, from a relationship with a supplier, a customer, a competitor, or other person or company who deal with Illini Corporation.

You must manage your personal and business affairs to avoid conflicts of interest, or even the appearance of a conflict.

If you become involved in a situation which might cause a conflict, or even the appearance of a conflict, immediately tell your manager or Human Resource Manager.  In many cases, just disclosing the situation alone may eliminate the conflict.

Examples of Conflict of Interest

Gifts of Special Treatment from Customers or Suppliers.  By law, you are not allowed to ask for or receive “anything of value” from a customer, supplier, director, fellow employee, other person or company, if the intention is to influence or reward any business decision or transaction involving Illini Corporation.

Do not accept “anything of value”.  The definition of anything of value includes but is not limited to, lavish or expensive gifts, including the use of vacation homes, hotel accommodations, airplane fares or any other travel related expense.  Gifts of cash in any amount are not permitted.  Always decline any gift (regardless of value) for you or your family if it appears to or is intended to influence decisions you make for Illini Corporation.

There are some types of gifts, favors or entertainment which you MAY accept under certain circumstances, including but not limited to:

1.               Meals and other entertainment.  You may occasionally accept meals, refreshments and other entertainment from a supplier, customer, attorney or vendor if they are of reasonable value and the purpose of the meeting is to discuss business matters.  Entertainment of reasonable value (like attending a local football/baseball game) is also acceptable if it is a normal business practice generally offered to other customers, suppliers or vendors.

2.               Nominal gifts:  You may occasionally accept small gifts or favors of nominal value ($25.00 maximum) offered as advertising or promotional material (e.g., pens, pencils, note pads, calendars, food).    If you receive a gift and are unsure if it qualifies as one of nominal value, consult with your manager or Human Resources.  You may accept personal gifts of nominal value when they are related to recognized special occasions such as graduation, promotion, new job, wedding, retirement, or a holiday.

On a case-by-base basis, Illini Corporation may approve other circumstances that aren’t addressed above.  But approval of those situations will usually be required in writing.

Preferential Treatment in Transactions

It is a conflict of interest if, in making banking or business decisions for the company, you favor the interest of certain customers, suppliers or fellow employees over what would be standard practice or accepted policy for the general public.

For instance, if you cash a check for a friend without following the normal procedures required for that transaction, you have created a conflict of interest.  Of course, extra efforts to provide superior service for customers are encouraged, as long as your efforts fall within standard personnel or banking policies.

This also includes special treatment for yourself, your family members, or close friends.  Employees are not permitted to handle your own family’s business or personal matters as an Illini Corporation representative.

Directors and executive officers of Illini Corporation, and its banks, may not receive preferential interest rates, terms or waived fees on any kind of extension of credit from any Illini Corporation.  This includes credits cards.  Other employees may receive better loan terms, but only if they are the standard discounts offered to all employees.

Taking Business Opportunities

It is a conflict of interest if you take for yourself a business opportunity which belongs to Illini Corporation.

These opportunities rightfully belong to the company when the company has pursued the opportunity, when its been offered to Illini Corporation, when it’s the kind of business Illini Corporation competes in, when Illini Corporation has funded it, or when Illini Corporation has devoted facilities or personnel to develop it.

For instance, if as an employee, you helped develop a training program or software package, then started a small business to sell those services to other companies outside Illini Corporation, you would be taking a business opportunity belonging to the bank.  These opportunities cannot be taken by a director, officer or employee.

Giving Tax, Legal or Certain Kinds of Financial Advice

This can often present a conflict of interest if employees are not qualified and authorized to provide.  You should avoid giving advice unless it is an inherent part of your job, such as the financial counseling a commercial lender would engage in.  Only employees specifically licensed or otherwise authorized should give advice about registered securities within the limits of industry regulations.

Receiving a Bequest or Acting as Fiduciary

In order to prevent the appearance of conflicts you should generally not agree to serve as an executor, trustee, personal trust advisor, guardian or other position for anyone except a member of your immediate family.  If you aren’t sure if a particular situation presents a conflict of interest, get clarification from Senior Management or Human Resources.

Also, employees are not allowed to receive any bequests from an Illini Corporation customer or supplier.  In this situation, you must take whatever legal steps necessary to renounce any bequest you may receive of this kind.  Again, this is to avoid the appearance of a conflict of interest.

II.   Holding Another Job Outside Illini Corporation

You can have another job or own a business outside Illini Corporation.  But employees must get written approval from their manager and Human Resources to do so.  The following issues are considered before approval is given:

•                       Is there a conflict of interest?

•                       Will it adversely affect Illini Corporation?

•                       Is the business relationship in direct competition with the company?

•                       Will the job interfere with the time and attention the employee must devote to his or her job at Illini Corporation?

•                       Will corporate property or equipment, or use of proprietary information such as mailing list, business information or computer systems be involved?

If you answer yes to any of these questions, you should not accept the second job.

III.   Using Bank Property for Your Personal Use

You cannot use corporate property for personal benefit without prior written approval from your Senior Manager, CEO or Board of Directors.  An example is using bank facilities, personnel and postage to reproduce flyers for a college reunion or taking a bank camera on a personal vacation.

If club membership fees or dues are paid by Illini Corporation, you must pay for the cost of the personal use of the club.  Expenses cannot be charged to Illini Corporation unless they are for Illini Corporation business purposes.

IV.   The Consequences of Stealing or Breaking the Law

As an Illini Corporation director or employee, you must comply with all laws and regulations, including those specific to our industry.  You could lose your job or face consequences for violation of laws.

If you specifically violate any applicable banking industry law (such as check-kiting, embezzlement, accepting or making fraudulent statements, making fictitious loans), you will lose your job and in many cases, suffer the consequences of criminal prosecution.

In fact numerous federal and state laws make it a crime to defraud or steal from an Illini Corporation or other company.  This could result in substantial fines or imprisonment.

These laws also prohibit:  taking any money, funds, credits, assets, securities, software or other property from the bank, including embezzlement or misappropriation of funds.

Taking gifts, favorable treatment, bribes or anything of value in conjunction with general business decisions or banking transactions.

Making false entries in accounting records, reports, financial statements or other documents or failing to make full, fair, accurate, timely and understandable disclosure in reports and documents that the company files with the Securities and Exchange Commission or in its other public communications.

Employees can expect severe consequences for any fraudulent or illegal activity, either related or unrelated to banking, that they might get involved in while they are an employee of Illini Corporation.

V.   Your Obligation to Keep Things Confidential

It is your responsibility to safeguard information you have about Illini Corporation, its customers, suppliers, shareholders, and employees.

Examples of this kind of information include knowledge of the financial condition of a company or person, the status or prospect of a business deal which might take place or even the fact that an individual does business with Illini Corporation.  It might also include internal correspondence, computer passwords, codes or software and reports written by regulatory agencies.

This kind of information must not be released to anyone outside Illini Corporation who doesn’t need to have the information in order to perform his or her duties.

“Insider” Information

Some kinds of confidential information are called “insider information.”  If you improperly use or share “insider information” you are breaking the law.

Insider information is the kind of information which could affect the judgment of investors who might buy, sell, or hold Illini Corporation stock or the stock of another company.  Insider information is also that which can influence the market price of the stock.

Some examples include:  information about potential acquisitions, earnings estimates, dividend increases or decreases, expected competitive advantages, upcoming litigation, extraordinary management changes or other activities.

The rules against giving out insider information also extends to information you may have about other companies, loans, investments, etc.

VI.   Your Involvement in the Community, Politics, and Other Businesses

Your participation in community and political activities outside specific Illini Corporation projects or activities is encouraged as long as your involvement meets certain criteria:

•                       Your involvement must be undertaken in a legal manner, in accordance with public policy

•                       It can’t interfere with your ability to do your job with Illini Corporation

•                       Your involvement must be such that you do not appear to represent or make decisions on behalf of Illini Corporation.

Political Contributions

You are encouraged, if you wish, to become involved in the election of qualified candidates for political office.

But the Code of Ethics and federal law do not permit using corporate funds, property or resources for running political campaigns or raising campaign funds.

Therefore, Illini Corporation is prohibited from giving money, goods, special services, or other resources to political parties or candidates, except to coordinate the activities.

Loans to candidates or parties aren’t permitted either, except when they are made in the ordinary course of business and follow federal and state laws.

VII.   Managing your Personal Finances Ethically

You should always make sure that your personal finances are handled responsibly.  For example, you must avoid overdrafts, late payment of bills, misuse of your bank accounts, kiting checks, or involvement in risky or speculative transactions which could jeopardize your financial situation.

VIII. Rules about Borrowing and Lending Money

Borrowing is an essential function of our company.  But as a director or employee, you must be careful how you conduct personal borrowing or lending activities.  Following the guidelines here will prevent conflicts of interest, as well as make sure you do not break federal law.

a.               Employees and directors should not borrow from an Illini Corporation customer or borrow personally from each other.  You also should not co-sign, endorse or assume liability for borrowings of any customer except if it’s a member of your family.

The exception is when a loan from an Illini Corporation customer is a normal credit purchase made on terms which are not preferential.  For instance, if the owner of a retail appliance store is an Illini Corporation customer and you purchase a television there, you could finance the television just as any other customer would be permitted to do.

Borrowing from family members is a personal matter and isn’t covered by the Code.

b.              Directors and executive officers of Illini Corporation and its banks are subject to limitations of Regulation O.  Those directors and executive officers as well as any lending officers making loans to them are responsible for understanding and complying with Regulation O.  This is a federal regulation that covers lending to directors, executive officers and their business or other interests.

IX. Conducting Yourself on and off the Job

Your personal conduct, on and off the job, should always reflect favorably both on yourself and the company.

In general, your personal and financial affairs should:

•                       Respect the personal and property rights of others.

•                       Comply with the personnel policies of Illini Corporation which are explained in the company handbook.  This includes use, possession or sale of alcohol or illegal drugs, your personal appearance and your conduct when dealing with fellow employees, customers and suppliers.

•                       Not present a conflict of interest with another employee that would limit your authority or credibility as a manager.

•                       Not limit your ability to perform your job, limit teamwork with co-workers, or limit the willingness of customers to do business with you.

Ethical personal conduct also involves a spirit of fairness.  Derogatory remarks or negative behavior with respect to competitors, customers, or suppliers will not be tolerated.

X.  Make the Workplace Free from Offense or Discrimination

Ethical personal conduct, on and off the job, also means you should not discriminate in any way on the basis of race, color, religion, sex, age, national origin, veteran status, handicap, marital status, disability, sexual orientation, or any other bias prohibited by federal, state or local law.

In addition, an employee should not engage in any form of harassment.  Harassment has the intent or effect of creating an intimidating, hostile or offensive work environment.  It can include verbal, nonverbal, or physical gestures or abuse.

An example of harassment is sexual harassment.  Sexual harassment can include unwanted physical touching, brushing or rubbing or physical assault.  It’s also important to understand that many kinds of non-physical behavior, sometimes thought to be harmless, can actually constitute harassment such as innuendos, propositions, sexual jokes, whistling or obscene gestures.

In general, discrimination and harassment of any kind can result in termination.

Therefore, every employee has an ethical obligation to refrain from these activities.  Illini Corporation should always be maintained as a business environment free from discrimination, sexual harassment or other kinds of intimidating or offensive behavior.

You should report incidents of sexual or other harassment as soon as possible to your Human Resource Manager or Senior Management.  Your report will be investigated with confidentiality and you will be protected from retaliation.